EXHIBIT 10.55

AMENDMENT

TO THE SECURITIES PURCHASE AGREEMENT AND $105,000 PROMISSORY NOTE DATED JANUARY 20, 2017

The parties agree that the Securities Purchase Agreement and $105,000 Promissory Note by and between ProGreen US, Inc. (“Company”) and Lucas Hoppel (“Holder”) is hereby amended as follows:

Maturity Date: The Maturity Date shall be extended to September 30th, 2017.

Conversion Right: Section 3(a) shall be amended to the following to allow the Holder to convert the note regardless if an event of default has occurred:

Conversion Right. Subject to the provisions of Section 3(c), at any time or times, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable shares of Common Stock in accordance with Section 3(b), at the Conversion Price (as defined below). The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to this Section 3(a) shall be equal to the quotient of dividing the Conversion Amount by the Conversion Price. The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. The Company shall pay any and all transfer agent fees, legal fees, costs and any other fees or costs that may be incurred or charged in connection with the issuance of shares of the Company’s Common Stock to the Holder arising out of or relating to the conversion of this Note.

ALL OTHER TERMS AND CONDITIONS OF THE $105,000 PROMISSORY NOTE REMAIN IN FULL FORCE AND EFFECT.

Please indicate acceptance and approval of this amendment dated August 21st, 2017 by signing below:

/s/ Jan Telander	/s/ Lucas Hoppel
Jan Telander	Lucas Hoppel
ProGreen US, Inc.
Chief Executive Officer

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